Exhibit 99(a)

NEWS RELEASE

Cliffs Natural Resources Inc. Reports First-Quarter 2011 Results

•	Revenue Increases 63% over Last Year to a First-Quarter Record of $1.2 Billion; Net Income Reaches $423 Million, or $3.11 Per Diluted Share

•	Company Increases 2011 Sales Volume Outlook for North American Iron Ore to 29 Million Tons

CLEVELAND—April 28, 2011—Cliffs Natural Resources Inc. (NYSE: CLF) (Paris: CLF) today reported first-quarter results for the period ended March 31, 2011. Consolidated revenues in the seasonally slow first quarter were up 63% to a record $1.2 billion, from $728 million in the same quarter last year. Operating income for the first quarter was $541 million, an increase of 377% from the comparable quarter in 2010. First-quarter 2011 net income was $423 million, or $3.11 per diluted share, up from $77 million, or $0.57 per diluted share, in the first quarter of 2010. The increase was driven by several factors, including higher pricing in each of Cliffs’ business segments and the favorable effect of Cliffs’ previously disclosed negotiated settlement with ArcelorMittal USA Inc. In addition, Cliffs is increasing its North American Iron Ore sales volume outlook to 29 million tons based on increased demand for iron ore in North America and globally.

Joseph A. Carrabba, Cliffs’ chairman, president and chief executive officer, said, “During the quarter, we achieved another significant milestone in our long-term strategy for growth and diversification. Our pending strategic acquisition of Consolidated Thompson will further our position among the top 10 largest iron ore producers in the world. Today, with our increasing exposure to seaborne markets, we are well positioned to serve a diverse set of end markets.”

During the quarter, Cliffs announced its intention to acquire Consolidated Thompson, an emerging world-class iron ore producer located in Eastern Canada. This pending transaction reflects Cliffs’ strategy to build scale by owning expandable and exportable steelmaking raw material assets serving the world’s emerging economies. Along with adding Consolidated Thompson’s operations and development projects to Cliffs’ global portfolio of assets, the acquisition will also provide Cliffs the opportunity to build and grow strong business relationships with Consolidated Thompson’s current customers. These new customers will enable Cliffs to continue to strategically diversify the Company’s customer base beyond its historical North American steelmaking customers.

CLIFFS NATURAL RESOURCES INC.    •    200 PUBLIC SQUARE    •    SUITE 3300    •    CLEVELAND, OH 44114-2544

North American Iron Ore

	Three Months Ended March 31,
	2011	2011 (1)	2010
Volumes - In Thousands of Long Tons
Total Sales Volume	3,544	3,544	4,350
Total Production Volume	7,851	7,851	5,924
Cliffs’ Share of Total Production Volume	6,001	6,001	5,346

Sales Margin - In Millions
Revenues from product sales and services	$637.5	$497.7	$457.3
Cost of goods sold and operating expenses	241.7	295.8	347.8

Sales margin	$395.8	$201.9	$109.5

Sales Margin - Per Ton
Revenues from product sales and services*	$168.31	$128.87	$94.97
Cash cost**	48.98	64.25	62.05
Depreciation, depletion and amortization	7.65	7.65	7.75

Cost of goods sold and operating expenses*	56.63	71.90	69.80

Sales margin	$111.68	$56.97	$25.17

(1)	Revenues, cost of goods sold and all per-ton figures exclude the previously disclosed arbitration and litigation settlement with ArcelorMittal. The settlement positively impacted revenues by approximately $140 million and cost of goods sold and operating expenses by $54 million.

*	Excludes revenues and expenses related to freight, which are offsetting and have no impact on sales margin.

**	Cash cost per ton is defined as cost of goods sold and operating expenses per ton less depreciation, depletion and amortization

Historically, because of shipping constraints on the Great Lakes, Cliffs’ North American Iron Ore business is seasonally slower in the first quarter compared with other periods. First-quarter 2011 North American Iron Ore pellet sales volume was 3.5 million tons, a 19% decrease from the 4.4 million tons sold in the year-ago quarter. Cliffs indicated that first-quarter 2010 sales included approximately 800,000 carryover tons from the fourth quarter of 2009, driving the quarter-over-quarter variance.

North American Iron Ore first-quarter 2011 revenues per ton were $168.31, up 77% from $94.97 in the prior year’s comparable quarter. Per-ton revenues in first-quarter 2011 were positively impacted primarily due to the negotiated settlement with ArcelorMittal and an increase in seaborne iron ore prices. The settlement resulted in Cliffs recognizing approximately $140 million in additional revenue during first-quarter 2011. Also, the Company indicated first-quarter 2011 sales volumes included a mix of pricing levels, including seaborne rates for shipments out of Eastern Canada and formula-based pricing to customers in the Great Lakes using a provisional pricing factor of a 35% increase in the seaborne iron ore prices.

CLIFFS NATURAL RESOURCES INC.    •    200 PUBLIC SQUARE    •    SUITE 3300    •    CLEVELAND, OH 44114-2544

Cost per ton in North American Iron Ore was $56.63, down 19% from $69.80 in the year-ago quarter. The decrease was driven primarily by the negotiated settlement with ArcelorMittal. The settlement resulted in Cliffs reducing cost of goods sold by $54 million during the first quarter. The reduction was driven by a cost-sharing reimbursement for Empire Mine, where ArcelorMittal is a minority partner. Partially offsetting the quarter-over-quarter decrease in cost per ton were increased costs related to labor, higher supplies and maintenance spend and higher energy costs for electricity and diesel fuel.

As noted above, subsequent to quarter end Cliffs reached a negotiated settlement with ArcelorMittal with respect to the companies’ previously disclosed arbitrations and litigation regarding, among other matters, price reopener entitlements for 2009 and 2010 and pellet nominations for 2010 and 2011. In total, the negotiated settlement with ArcelorMittal had a $194 million favorable impact to Cliffs’ North American Iron Ore sales margin during the first quarter of 2011. The balance of the settlement will be recognized later in the year as the remaining tons are shipped. Cliffs has collected cash of approximately $275 million in the second quarter of 2011 related to this settlement.

In addition, as part of the settlement, Cliffs and ArcelorMittal have agreed to replace the previous pricing mechanism with a quarterly world market-based pricing mechanism beginning in 2011 and through the remainder of the contract for one of the iron ore supply agreements that Cliffs has with ArcelorMittal. As a result of the new pricing feature, going forward, both parties also agreed to forgo future price reopeners.

CLIFFS NATURAL RESOURCES INC.    •    200 PUBLIC SQUARE    •    SUITE 3300    •    CLEVELAND, OH 44114-2544

North American Coal

	Three Months Ended March 31,
	2011	2010
Volumes - In Thousands of Short Tons
Total Sales Volume	1,259	662
Total Production Volume	1,354	674

Sales Margin - In Millions
Revenues from product sales and services	$165.0	$81.1
Cost of goods sold and operating expenses	167.9	91.7

Sales margin	$(2.9)	$(10.6)

Sales Margin - Per Ton
Revenues from product sales and services*	$123.83	$104.38
Cash cost**	108.98	102.72
Depreciation, depletion and amortization	17.16	17.67

Cost of goods sold and operating expenses*	126.14	120.39

Sales margin	$(2.31)	$(16.01)

*	Excludes revenues and expenses related to freight, which are offsetting and have no impact on sales margin.

**	Cash cost per ton is defined as cost of goods sold and operating expenses per ton less depreciation, depletion and amortization and other non-cash expenses per ton.

For the first quarter of 2011, North American Coal sales nearly doubled to 1.3 million tons from the 662,000 tons sold in the prior year’s comparable quarter. The increase was primarily driven by 621,000 tons of incremental sales volume from the West Virginia coal operations of INR Energy, which Cliffs acquired in mid-2010. Partially offsetting the increase was a scheduled longwall machine move during the first quarter in 2011 that resulted in production downtime and slightly lower sales volumes from Cliffs’ Pinnacle Mine in West Virginia from the comparable quarter in 2010.

Revenue per ton increased 19% to $123.83 compared with the first quarter of 2010. Cliffs indicated the revenue rate includes a product mix of thermal coal, high-volatile metallurgical coal and low-volatile metallurgical coal. First-quarter sales volumes also included a mix of pricing levels among customers, with a portion priced at 2011 market prices and a portion, primarily for international customers, at 2010 pricing. Cliffs noted its annual supply agreements with international customers typically have contract years ending March 31.

Cost per ton increased 5% to $126.14, from $120.39 in the comparable quarter last year. The higher cost per ton is partially attributed to the longwall machine move discussed above. Cliffs indicated this resulted in approximately $3 per ton of additional costs during the first quarter of 2011. Also, in anticipation of the planned ramp-up in production volume, headcount increased at Cliffs’ Pinnacle and Oak Grove mines, which contributed to the higher quarter-over-quarter costs.

CLIFFS NATURAL RESOURCES INC.    •    200 PUBLIC SQUARE    •    SUITE 3300    •    CLEVELAND, OH 44114-2544

Asia Pacific Iron Ore

	Three Months Ended March 31,
	2011	2010 (1)
Volumes - In Thousands of Metric Tons
Total Sales Volume	2,221	2,106
Total Production Volume	2,067	2,077

Sales Margin - In Millions
Revenues from product sales and services	$345.4	$196.2
Cost of goods sold and operating expenses	149.6	118.2

Sales margin	$195.8	$78.0

Sales Margin - Per Metric Ton
Revenues from product sales and services	$155.52	$93.16
Cash cost*	56.55	43.83
Depreciation, depletion and amortization	10.81	12.30

Cost of goods sold and operating expenses	67.36	56.13

Sales margin	$88.16	$37.03

(1)	2010 Revenues, cost of goods sold and all per-ton figures have been adjusted upward for approximately $37 million of revenue and $2.4 million of additional costs related to the final first quarter 2010 lumps and fines pricing.

*	Cash cost per metric ton is defined as cost of goods sold and operating expenses per metric ton less depreciation, depletion and amortization per metric ton.

First-quarter 2011 Asia Pacific Iron Ore sales volume was virtually flat at 2.2 million tons, compared with 2.1 million tons in the 2010 first quarter.

Revenue per ton for first-quarter 2011 increased 67% to $155.52, from $93.16 in last year’s first quarter. The increase was driven by stronger year-over-year seaborne pricing for iron ore and 2011 pricing mechanisms that are more reflective of spot-market prices. During the first quarter of 2010, the industry was in the midst of a transition from what was historically an annual international benchmark pricing system for seaborne iron ore products. As a result, Cliffs utilized certain quarterly pricing mechanisms adopted by major Australian producers during the first quarter of 2010. Since then, Cliffs has moved a majority of its customers in the Asia Pacific Iron Ore business segment to pricing mechanisms more closely correlated with spot prices.

Per-ton cost of goods sold in Asia Pacific Iron Ore increased 20% to $67.36 in first-quarter 2011 from $56.13 in last year’s comparable quarter. The increase was primarily due to increased royalties expense, higher pre-stripping costs in advance and preparation for future expansion and unfavorable foreign exchange rates from the year-ago quarter.

Sonoma Coal and Amapá

In the first quarter of 2011, Cliffs’ share of sales volume for its 45% economic interest in Sonoma Coal was 252,000 tons. The decrease in sales volume when compared to prior quarters is attributed to exceptionally wet weather from tropical cyclones experienced during the

CLIFFS NATURAL RESOURCES INC.    •    200 PUBLIC SQUARE    •    SUITE 3300    •    CLEVELAND, OH 44114-2544

first quarter of 2011. Revenues and sales margin generated for Cliffs were $35.3 million and $11 million, respectively. Revenue per ton at Sonoma was $140.10 with costs of $96.47 per ton.

Cliffs has a 30% ownership interest in Amapá, an iron ore operation in Brazil. During the first quarter, Amapá produced approximately 1.1 million tons and earned equity income of $2.6 million for Cliffs’ share of the operation.

Capital Structure, Cash Flow and Liquidity

To finance a portion of its pending acquisition of Consolidated Thompson, Cliffs entered into a $1.25 billion term loan and a bridge credit facility that currently provides for up to $960 million in bridge financing during the quarter. Due to the pending close of the Consolidated Thompson acquisition, Cliffs did not borrow under either of these agreements during the first-quarter of 2011. As a result, there were no amounts outstanding from either agreement at March 31, 2011.

Also during the quarter and as previously disclosed, Cliffs priced two tranches of 10-year and 30-year public senior notes totaling $1 billion in aggregate principal amount. The $700 million, 10-year tranche closed prior to quarter end and is reflected on the balance sheet as of March 31, 2011, with the $300 million 30-year tranche closing subsequent to the end of the first quarter. Cliffs intends to use the net proceeds from both tranches to finance a portion of its pending acquisition of Consolidated Thompson.

At quarter-end, Cliffs had $2.3 billion of cash and cash equivalents, $2.4 billion in long-term debt and no borrowings drawn on its $600 million revolving credit facility.

For the quarter, Cliffs reported depreciation, depletion and amortization of $79.8 million and generated $107 million in cash from operations.

Outlook

Cliffs expects the demand for its products will remain strong through 2011. Rising global blast furnaces utilization rates support a favorable outlook for another year of increased global steel production, led by China. As a result, the demand for steelmaking raw materials continues to increase. With Cliffs’ production capacity expansion in Asia Pacific and increased seaborne iron ore exposure from the Company’s assets in North America, the Company believes it is poised to generate a significant amount of cash for shareholders beyond 2011.

CLIFFS NATURAL RESOURCES INC.    •    200 PUBLIC SQUARE    •    SUITE 3300    •    CLEVELAND, OH 44114-2544

During the first quarter, Cliffs announced it had entered into a definitive arrangement agreement with Consolidated Thompson Iron Mines Limited. This transaction is expected to close in early second quarter of 2011, subject to the satisfaction or waiver of various closing conditions. After closing this transaction, Cliffs anticipates including this business in subsequent market outlooks.

North American Iron Ore Outlook (Long tons)

For 2011, the Company is increasing its sales volume expectations to approximately 29 million tons in North American Iron Ore, from a previous expectation of 28 million tons.

The Company is maintaining its North American Iron Ore revenue-per-ton expectation of $140 - $145 based on the following assumptions:

•	2011 U.S. blast furnace utilization of approximately 75%;

•	2011 average hot rolled steel pricing of $700 - $750; and

•	An average increase of 35% over 2010’s pricing for seaborne iron ore.

The revenue-per-ton expectation also considers various contract provisions, lag-year adjustments and pricing caps and floors contained in certain supply agreements. Actual realized revenue per ton for the full year will depend on price changes for blast furnace pellets from 2010 seaborne prices, customer mix, production input costs and/or steel prices (all factors in the Company’s formula-based pricing in the North American Iron Ore business segment).

In addition, the following approximate sensitivities would impact actual realized prices:

•

For every 10% change from the above expectation for annual blast furnace pellet prices, Cliffs expects its average realized revenue per ton in North American Iron Ore to change by approximately $5; and

•	For every $25 change from the estimated 2011 hot rolled steel prices noted above, Cliffs expects its average revenue per ton in North American Iron Ore to change by $0.43.

Cliffs expects its North American Iron Ore 2011 production volume to be approximately 27 million tons and cost per ton of $65 - $70, with approximately $5 per ton comprised of depreciation, depletion and amortization.

North American Coal Outlook (Short tons, F.O.B. the mine)

Earlier today Cliffs reported that during the evening of April 27, 2011 its above ground operations at its Oak Grove Mine in Alabama were struck by severe weather, including a tornado. All mine operations employees are accounted for and safe with no known injuries at this point in time. Cliffs indicated that it does appear that the severe weather did significant

CLIFFS NATURAL RESOURCES INC.    •    200 PUBLIC SQUARE    •    SUITE 3300    •    CLEVELAND, OH 44114-2544

damage to the mine’s preparation plant and overland conveyor system and this, along with overall infrastructure damage in Alabama, will impact future customer deliveries. Cliffs cautioned that it is extremely early in the damage assessment process being conducted by its operations team, and therefore, difficult to accurately forecast potential business impact.

Prior to this event, Cliffs expected 2011 North American Coal sales and production volumes of approximately 6.5 million tons, comprised of 1 million tons of thermal coal, 1.5 million tons of high-volatile metallurgical coal and 4 million tons of low-volatile metallurgical coal.

With the natural disaster at Oak Grove and the difficulty in immediately assessing impact, the Company is not providing updated sales volume, production volume, revenue per ton or cost per ton outlook at this time. Cliffs will continue with its assessment and further information will be communicated as appropriate and available.

Asia Pacific Iron Ore Outlook (Metric tons, F.O.B. the port)

The Company is maintaining its 2011 Asia Pacific Iron Ore sales and production volumes expectation of 9 million tons. Cliffs’ 2011 Asia Pacific Iron Ore revenue-per-ton outlook is $165 - $170, assuming the following:

•	The Platts spot price of $181 per ton (C.I.F. China) as of April 15, 2011, is maintained for the remainder of 2011; and

•	A product mix of approximately 50% lump and 50% fines.

Full-year 2011 Asia Pacific Iron Ore costs per ton are expected to be approximately $70 - $75, with approximately $11 per ton comprised of depreciation, depletion and amortization costs.

CLIFFS NATURAL RESOURCES INC.    •    200 PUBLIC SQUARE    •    SUITE 3300    •    CLEVELAND, OH 44114-2544

The following table provides a summary of Cliffs’ 2011 guidance for its three business segments:

	2010 Outlook Summary
	North American Iron Ore (1)		North American Coal (2)			Asia Pacific Iron Ore (3)
	Current Outlook	Previous Outlook	Current Outlook		Previous Outlook	Current Outlook	Previous Outlook
Sales volume (million tons)	29	28	N/A	(4)	6.5	9	9

Revenue per ton	$140 - $145	$140 - $145	N/A	(4)	$135 - $140	$165 - $170	$175 - $180

Cost per ton	$65 - $70	$65 - $70	N/A	(4)	$105 - $110	$70 - $75	$70 - $75

DD&A per ton	$5	$5	N/A	(4)	$15	$11	$12

(1)	North American Iron Ore tons are reported in long tons.

(2)	North American Coal tons are reported in short tons, F.O.B. the mine.

(3)	Asia Pacific Iron Ore tons are reported in metric tons, F.O.B. the port.

(4)	Due to the events noted within Cliffs’ North American Coal outlook, the Company is reviewing its previous outlook. Upon completion of the damage assessment, Cliffs will provide an updated outlook for this business segment as appropriate and available.

Outlook for Sonoma Coal and Amapá (Metric tons, F.O.B. the port)

Cliffs has a 45% economic interest in Sonoma Coal. For 2011, the Company is decreasing Sonoma Coal’s equity sales and production volumes expectation to 1.2 million tons from the prior expectation of 1.6 million tons. The decrease is primarily driven by the exceptionally wet weather. The approximate product mix is expected to be two thirds thermal coal and one third metallurgical coal. Cliffs expects per-ton costs to be $110 - $115, up from its previous expectation of $105 - $110.

Cliffs expects Amapá to be modestly profitable in 2011.

SG&A Expenses and Other Expectations

For 2011, Cliffs is maintaining its SG&A expenses expectation of approximately $200 million. In addition, the Company expects to incur the following additional cash outflows:

•	Approximately $50 million to $55 million related to its global exploration activities;

•	Approximately $40 million related to its chromite project in Ontario, Canada; and

•	Approximately $10 million related to Sonoma Coal partner profit sharing, down from a previous estimate of $50 million due to lower anticipated sales volumes.

The Company anticipates a full-year tax rate of approximately 27% for 2011. Depreciation, depletion and amortization are expected to be approximately $360 million.

2011 Capital Budget Update and Other Uses of Cash

For 2011, based on the above outlook Cliffs would generate an anticipated $2.6 billion in cash from operations.

CLIFFS NATURAL RESOURCES INC.    •    200 PUBLIC SQUARE    •    SUITE 3300    •    CLEVELAND, OH 44114-2544

Cliffs is maintaining its 2011 capital expenditures budget of approximately $700 million, comprised of approximately $300 million in sustaining capital and approximately $400 million in growth and expansion.

Cliffs will host a conference call to discuss its first-quarter 2011 results tomorrow, April 29, 2011, at 10 a.m. ET. The call will be broadcast live and archived on Cliffs’ website: www.cliffsnaturalresources.com.

About Cliffs Natural Resources Inc.

Cliffs Natural Resources Inc. is an international mining and natural resources company. A member of the S&P 500 Index, the Company is a major global iron ore producer and a significant producer of high- and low-volatile metallurgical coal. Cliffs’ strategy is to continually achieve greater scale and diversification in the mining industry through a focus on serving the world’s largest and fastest growing steel markets. Driven by the core values of social, environmental and capital stewardship, Cliffs associates across the globe endeavor to provide all stakeholders operating and financial transparency.

The Company is organized through a global commercial group responsible for sales and delivery of Cliffs products and a global operations group responsible for the production of the minerals the Company markets. Cliffs operates iron ore and coal mines in North America and two iron ore mining complexes in Western Australia. The Company also has a 45% economic interest in a coking and thermal coal mine in Queensland, Australia. In addition, Cliffs has a major chromite project, in the pre-feasibility stage of development, located in Ontario, Canada.

News releases and other information on the Company are available on the Internet at: http://www.cliffsnaturalresources.com

‘Safe Harbor’ Statement under the Private Securities Litigation Reform Act of 1995

This news release contains predictive statements that are intended to be made as ‘forward-looking’ within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risk and uncertainties.

Actual results may differ materially from such statements for a variety of reasons, including: the uncertainty or weakness in global economic and/or market conditions, including any related impact on prices; trends affecting our financial condition, results of operations or future prospects; our ability to successfully integrate the operations of our acquired businesses into our operations, including without limitation, Consolidated Thompson if it is successfully acquired; the outcome of any contractual disputes with our customers or significant suppliers of energy, materials or services; changes in the sales volumes or mix; our ability to reach agreement with iron ore customers regarding modifications to sales contract pricing escalation provisions to reflect a shorter-term or spot-based pricing mechanism; the impact of price-adjustment factors on our sales contracts; our ability to achieve post-acquisition synergies; availability of capital equipment and component parts; the failure of plant, equipment or processes to operate as anticipated; the ability of our customers to meet their obligations to us on a timely basis or at all; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets; inability to achieve expected production levels; the results of pre-feasibility and feasibility studies in relation to projects; our ability to obtain any permits, approvals, modifications or other authorization of, or from, any governmental or regulatory entity; our actual economic ore reserves; reductions in current resource estimates; risks related to international operations, adverse changes in currency

CLIFFS NATURAL RESOURCES INC.    •    200 PUBLIC SQUARE    •    SUITE 3300    •    CLEVELAND, OH 44114-2544

values, currency exchange rates and interest rates; our ability to achieve the strategic and other objectives related to acquisitions; impacts of increasing governmental regulation including failure to receive or maintain required environmental permits; the ability to maintain liquidity and successfully implement our financing plans; and problems or uncertainties with productivity, third party contractors, labor disputes, weather conditions, natural disasters, fluctuations in ore grade, tons mined, changes in cost factors, the supply or price of energy, transportation, mine closure obligations and employee benefit costs and other risks of the mining industry; and the satisfaction or waiver of closing conditions in the arrangement agreement with Consolidated Thompson, including obtaining required regulatory approval.

Reference is also made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, set forth in our Annual Report and Reports on Form 10-K, Form 10-Q and previous news releases filed with the Securities and Exchange Commission, which are publicly available on Cliffs Natural Resources’ website. The information contained in this document speaks as of the date of this news release and may be superseded by subsequent events. Except as may be required by applicable securities laws, we do not undertake any obligation to revise or update any forward-looking statements contained in this press release.

SOURCE: Cliffs Natural Resources Inc.

GLOBAL COMMUNICATIONS AND INVESTOR RELATIONS CONTACTS:

Steve Baisden

Vice President, Investor Relations and Communications

(216) 694-5280

Jessica Moran

Manager, Investor Relations

(216) 694-6532

Patricia Persico

Sr. Manager, Media Relations and Marketing Communications

(216) 694-5316

FINANCIAL TABLES FOLLOW

# # #

CLIFFS NATURAL RESOURCES INC.    •    200 PUBLIC SQUARE    •    SUITE 3300    •    CLEVELAND, OH 44114-2544

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES

STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED OPERATIONS

	(In Millions, Except Per Share Amounts)
	March 31,
	2011	2010
REVENUES FROM PRODUCT SALES AND SERVICES
Product	$1,133.0	$671.5
Freight and venture partners’ cost reimbursements	50.2	56.2

	1,183.2	727.7
COST OF GOODS SOLD AND OPERATING EXPENSES	(584.5)	(577.7)

SALES MARGIN	598.7	150.0
OTHER OPERATING INCOME (EXPENSE)
Selling, general and administrative expenses	(50.7)	(44.4)
Exploration costs	(10.6)	(1.6)
Miscellaneous - net	3.8	9.4

	(57.5)	(36.6)

OPERATING INCOME	541.2	113.4
OTHER INCOME (EXPENSE)
Gain on acquisition of controlling interests	-	38.6
Changes in fair value of foreign currency contracts, net	56.3	2.3
Interest income	2.5	2.4
Interest expense	(38.2)	(10.2)
Other non-operating income (expense)	0.5	0.7

	21.1	33.8

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND EQUITY INCOME (LOSS) FROM VENTURES	562.3	147.2
INCOME TAX BENEFIT (EXPENSE)	(142.0)	(66.4)
EQUITY INCOME (LOSS) FROM VENTURES	3.0	(3.4)

NET INCOME	423.3	77.4
LESS: LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	(0.1)	-

NET INCOME ATTRIBUTABLE TO CLIFFS SHAREHOLDERS	$423.4	$77.4

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - BASIC	$3.12	$0.57

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - DILUTED	$3.11	$0.57

AVERAGE NUMBER OF SHARES (IN THOUSANDS)
Basic	135,486	135,174
Diluted	136,191	135,954
CASH DIVIDENDS DECLARED PER SHARE	$0.1400	$0.0875

CLIFFS NATURAL RESOURCES INC.    •    200 PUBLIC SQUARE    •    SUITE 3300    •    CLEVELAND, OH 44114-2544

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES

STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED FINANCIAL POSITION

	(In Millions)
	March 31, 2011	December 31, 2010
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,267.7	$1,566.7
Accounts receivable	506.5	359.1
Inventories	496.4	269.2
Supplies and other inventories	136.1	148.1
Derivative assets	132.9	82.6
Deferred and refundable taxes	36.7	43.2
Other current assets	137.6	114.8

TOTAL CURRENT ASSETS	3,713.9	2,583.7
PROPERTY, PLANT AND EQUIPMENT, NET	4,021.5	3,979.2
OTHER ASSETS
Investments in ventures	525.4	514.8
Goodwill	197.3	196.5
Intangible assets, net	171.7	175.8
Deferred income taxes	126.4	140.3
Other non-current assets	196.1	187.9

TOTAL OTHER ASSETS	1,216.9	1,215.3

TOTAL ASSETS	$8,952.3	$7,778.2

LIABILITIES
CURRENT LIABILITIES
Accounts payable	$266.9	$266.5
Accrued expenses	257.1	266.6
Deferred revenue	238.5	215.6
Taxes payable	213.0	142.3
Other current liabilities	131.7	137.7

TOTAL CURRENT LIABILITIES	1,107.2	1,028.7
POSTEMPLOYMENT BENEFIT LIABILITIES	494.0	528.0
LONG-TERM DEBT	2,412.5	1,713.1
BELOW-MARKET SALES CONTRACTS	161.7	164.4
ENVIRONMENTAL AND MINE CLOSURE OBLIGATIONS	189.2	184.9
DEFERRED INCOME TAXES	65.7	63.7
OTHER LIABILITIES	248.1	256.7

TOTAL LIABILITIES	4,678.4	3,939.5
EQUITY
CLIFFS SHAREHOLDERS’ EQUITY	4,273.0	3,845.9
NONCONTROLLING INTEREST	0.9	(7.2)

TOTAL EQUITY	4,273.9	3,838.7

TOTAL LIABILITIES AND EQUITY	$8,952.3	$7,778.2

CLIFFS NATURAL RESOURCES INC.    •    200 PUBLIC SQUARE    •    SUITE 3300    •    CLEVELAND, OH 44114-2544